SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K/A

AMENDMENT NO. ONE

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) September 9, 1997

SABA PETROLEUM COMPANY (Exact name of registrant as specified in charter)

Delaware       1-12322             47-0617589
========================================================
(State or      (Commission         (IRS Employer
other          File Number)        Identification No.)
jurisdiction
of incorporation)

3201 Airpark Drive Suite 201, Santa Maria, CA                    93455
(Address of principal executiove offices)                   (Zip Code)

Registrant's telephone number, including area code:    (805) 347-8700

(Former name or former address, if changed since last report) Not Applicable


ITEM 2.  Acquisition or Disposition of Assets


         On September 9, 1997, the Company acquired by purchase an undivided eighty percent working interest (revenue interests varying from a low of 79% to a high of 84%) in oil and gas leases covering 3400 acres in the Potash field, Plaquemines Parish, Louisiana. At the same time and as part of the same transaction, Energy Asset Management Company, L.L.C. a non-affiliated limited liability company, acquired the remaining twenty percent working interest. The purchase price for the 100% interest was $10 million, of which $8 million was the Company's share. At the date of acquisition, the interests acquired by the Company were producing approximately 880 gross (563 net) barrels of oil and equivalents per day from 10 of the 22 wells acquired. The field contains a number of other wells that have been suspended, a number of which the Company believes may be restored to production. Production from these wells is primarily natural gas. The Company established the purchase price through negotiations with the seller, Statoil Exploration (US), Inc., a non-affiliate, relying in part upon engineering advice secured through the Company's outside engineering consultants and the evaluations of the Company=s personnel. No relationship exists between the seller and any of the affiliates or associates of the Company. As part of the acquisition, the Company acquired a significant amount of technical data concerning the field. The Company intends to further evaluate such data and may conduct additional geophysical investigation of portions of the field. The Company also intends to rework existing and suspended wells in an effort to increase production from the field.

         The purchase price was funded by the proceeds of a ten million dollar short term loan from the Company's primary bank, Bank One, Houston, Texas, which was secured by one hundred percent of the acquired assets. As part of the transaction, the Company lent two million dollars of the proceeds to Energy Asset Management Company at an interest rate which exceeded the Company's borrowing rate by one hundred basis points. The Company is operator of the acquired interests.

ITEM 5.   Other Events

     DELETED

ITEM 7.   Financial Statements and Exhibits

          (c)  Exhibits

               10.1 Purchase and Sale Agreement(Previously filed with initial filing of Company's Current Report aon Form 8-K dated 9/24/97 and is incorporated herein by this reference.)
               10.2 4th Amendment To First Amended and Restated Loan Agreement
                    (Previously filed with initial
                    filing of Company's Current Report aon Form 8-K dated 9/24/97 and is incorporated herein by this reference.)
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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: October 7, 1997      By: /s/ Ilyas Chaudhary
                                   President

Date: October 7, 1997      By: /s/ Walton C. Vance
                                   Chief Financial Officer

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